Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

HALLWOOD FINANCIAL LIMITED,

HFL MERGER CORPORATION,

and

THE HALLWOOD GROUP INCORPORATED

Dated as of June 4, 2013

i

ii

AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2013 (this “Agreement”), among Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), HFL Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Hallwood Group Incorporated, a Delaware corporation (the “Company”).

RECITALS

The parties to this Agreement intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

All of the members of the Board of Directors of the Company other than Anthony J. Gumbiner (“Gumbiner”), acting upon the unanimous recommendation of a special transaction committee of the Board of Directors of the Company consisting solely of independent and disinterested directors (the “Special Committee”), have (i) determined that it is in the best interests of the Company and its stockholders (other than Parent and Merger Sub), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

The Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Agreement and declared it advisable for Merger Sub and Parent, respectively, to enter into this Agreement, and the Board of Directors of Merger Sub has resolved to recommend adoption of this Agreement by Parent, as the sole stockholder of Merger Sub; and

Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Hunton & Williams LLP, 1445 Ross Ave., Suite 3700, Dallas, Texas 75202, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the fifth Business Day after the satisfaction or waiver, in accordance with Section 8.11, (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Subject to Section 5.9, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended in the Merger to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by the DGCL.

(b) Subject to Section 5.9, the bylaws of the Company shall be amended in the Merger to read the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the bylaws shall include the name of the Surviving Corporation in the title thereof, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by the DGCL.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), (other than Excluded Shares and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $10.00 in cash, without interest (the “Merger Consideration”). All Shares (other than Excluded Shares and any Dissenting Shares) shall, upon conversion thereof in accordance with this Section 2.1(a), cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented such Share (a “Certificate”) or (y) uncertificated Shares represented by book-entry that immediately prior to the Effective Time represented such Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(b).

(b) Excluded Shares. All Excluded Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a Certificate that immediately prior to the Effective Time represented such Shares, and (ii) Book-Entry Shares that immediately prior to the Effective Time represented such Shares, shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.

(c) Common Stock of Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

(e) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Dissenting Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (that is reasonably acceptable to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Dissenting Shares and Excluded Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

(iii) The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, in each case, as may reasonably be requested by Parent or the Paying Agent, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed on or after December 31, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures set forth therein under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” set forth therein under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (except under any “Overview” section thereof) to the extent such disclosures are cautionary, predictive or forward-looking in nature) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 500,000 shares of Preferred Stock, $0.10 par value, (the “Company Preferred Stock”). As of the date of this Agreement, (i) 1,525,166 shares of Company Common Stock were issued and outstanding, (ii) 870,939 shares of Company Common Stock were held in treasury, (iii) no shares of Company Common Stock were reserved for issuance and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws.

(b) Except as set forth in Section 3.2(a), as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.2(e) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) of each Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

Section 3.3 Corporate Authority; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Required Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, and, except for the Required Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. All of the members of the Board of Directors of the Company other than Gumbiner (acting upon the unanimous recommendation of the Special Committee) have approved this Agreement, determined that it is fair to and in the best interests of the Company and its stockholders (other than Parent and Merger Sub), declared it advisable to enter into this Agreement and resolved to recommend that the Company’s stockholders adopt this Agreement (including the Special Committee’s recommendation, the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, and (ii) the Securities Exchange Act of 1934 (the “Exchange Act”)(collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2011 (the forms, documents, statement and reports filed with the SEC since January 1, 2011 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

Section 3.5 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for transactions expressly contemplated by this

Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012 and (iv) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Compliance with Law; Permits.

(a) To the Company’s Knowledge, the Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s Knowledge, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, all Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the Company’s Knowledge, no event or condition has occurred or exists that would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law (as hereinafter defined), and (ii) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Company’s Knowledge, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.8 Employee Benefit Plans.

(a) Except for such claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan.

(b) To the Company’s Knowledge, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter, opinion letter or advisory letter from the IRS that has not been revoked and, to the Company’s Knowledge, no circumstances exist that could adversely affect such qualification.

(c) Neither the Company nor any of its Subsidiaries maintains or contributes to, or in the past six years has maintained or contributed to a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Neither the Company nor any Subsidiary has, within the past six years, incurred a liability under Title IV of ERISA (or has contributed to a plan subject to Title IV of ERISA), and, to the Company’s Knowledge, no condition exists in relation to any such liability.

(d) No Company Benefit Plan provides that any director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit, and there is no limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, as a result of the transactions contemplated hereby (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including the Merger (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code or otherwise. The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Company Benefit Plan.

(e) To the Company’s Knowledge, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated and administered in compliance in all material respects with Section 409A of the Code and the applicable guidance and transition relief thereunder from the period beginning January 1, 2005 through the date hereof.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2012, (i) except as otherwise required or expressly contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that have had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Investigations; Litigation. There are no (i) investigations or proceedings pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits, inquiries, investigations or proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), that would reasonably be expected to have (if adversely determined), individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Proxy Statement; Other Information. The Proxy Statement will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will not, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied by Parent. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption of this Agreement are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement is referred to herein as the “Schedule 13E-3.”

Section 3.12 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns, to the Company’s Knowledge, are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) as of the date of this Agreement, there are not pending or, to the Company’s Knowledge, threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal income Taxes, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.13 Labor Matters. Neither the Company nor any of its Subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union, labor organization or works council. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the Company’s Knowledge, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (iv) there is no slowdown, or work stoppage in effect or, to the Company’s Knowledge, threatened with respect to Employees and (v) the Company and its Subsidiaries are, to the Company’s Knowledge, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998. Each individual who renders or has rendered services to the Company or any of its Subsidiaries and who is not or has not been classified by the Company or any of its Subsidiaries as an employee and paid on one of their respective payrolls has, to the Company’s Knowledge, at all times been properly characterized as to his or her relationship to the Company or any of its Subsidiaries to the extent that any erroneous classification would not reasonably be anticipated to result in the failure to satisfy any qualification requirement with respect to any Company Benefit Plan, a violation of ERISA, the imposition of penalties or excise taxes with respect to any Company Benefit Plan, or in any other liability to the Company or any of its Subsidiaries.

Section 3.14 Real and Personal Property. To the Company’s Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all of its personal property and has valid leasehold interests under enforceable leases in all of its leased properties free and clear of all Liens (except for title exceptions, defects, encumbrances and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used and contemplated to be used by the Company or a Subsidiary of the Company). To the Company’s Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or the respective Subsidiary and the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or the counterparties thereto, or event that, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or the counterparties thereto.

Section 3.15 Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property that is used in their respective businesses as conducted on the date of this Agreement (the “Company IP”) free and clear of all Liens and (ii) all of the registrations and applications included in the Company IP owned by the Company or any of its Subsidiaries are subsisting.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the conduct of the business of the Company nor the conduct of the business of any of its Subsidiaries nor the ownership or use of the Company IP infringes or otherwise violates any Intellectual Property rights of any third party.

(c) For purposes of this Agreement, “Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (ii) patents and proprietary inventions and discoveries; (iii) confidential and proprietary information, trade secrets and know-how; (iv) copyrights, Software and works of authorship in any media; (v) all other intellectual property rights; and (vi) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing; and “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

Section 3.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and, to the Company’s Knowledge, all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

Section 3.17 Opinion of Financial Advisor. The Special Committee has received the opinion of Southwest Securities, Inc. (the “Financial Advisor”) dated June 4, 2013, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of the Company Common Stock (other than Parent, Merger Sub, and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 3.18 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement, voting together as a single class, is the only vote of holders of securities of the Company that is required to adopt this Agreement under applicable Law and the Company’s governing documents (the “Required Stockholder Approval” and, together with the Majority of the Minority Approval, the “Company Stockholder Approval”).

Section 3.19 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is an agreement relating to the formation of or rights of the interest holders in a joint venture with the Company, (iii) that constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 or (iv) that contains any provision that prior to or following the Effective Time would restrict or alter the conduct of business of, or purport to restrict or alter the conduct of business of, whether or not binding on, Parent or any Affiliate of Parent (other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries) (all contracts of the type described in this Section 3.19(a) being referred to herein as “Company Material Contracts”).

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries and, to the Company’s Knowledge, in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of or, to the Company’s Knowledge, is aware of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20 Finders or Brokers. Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.21 State Takeover Statutes. The Board of Directors of the Company and the Company have taken all necessary actions to ensure that the restrictions on business combinations set forth in Section 203 of the DGCL and the provisions of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, do not, and will not, apply to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption Parent will provide immediately following execution and delivery of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, and (ii) the Exchange Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Parent or Merger Sub and contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, and 1,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.5 Finders or Brokers. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.6 Financial Capability; Source of Funds. Parent and Merger Sub (i) collectively have, and will have at the Closing, sufficient internal funds readily available to pay in cash the aggregate Merger Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay any all related fees and expenses associated therewith; (ii) have, and will have at the Closing, the resources and capabilities (financial or otherwise) to perform their obligations hereunder; (iii) have not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities and (iv) are not relying, and will not need to rely, on any of the capital, assets or other resources of the Company as they exist as of the date of this Agreement in order to consummate the transactions contemplated hereby. The source of such internal funds referenced in (i) above will be a capital contribution from the stockholder of Parent.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 5.1(a)of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to (A) conduct its business in the ordinary course consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (C) take no action that would adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except as (i) may be required by applicable Law, (ii) set forth in Section 5.1(b) of the Company Disclosure Schedule or (iii) required or specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock; provided, however, that no wholly owned Subsidiary shall be prohibited hereunder from (A) paying any dividend, or making any other distribution, on any shares of its capital stock held by the Company or any other wholly owned Subsidiary or (B) directly or indirectly redeeming, purchasing or otherwise acquiring any shares of its capital stock held by the Company;

(iii) issue, deliver, pledge or encumber any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or grant any person any right to any of the foregoing;

(iv) except as is both in the ordinary course of business consistent with past practice and as would not reasonably be expected to delay, adversely affect or impede the Merger, purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $500,000 in the aggregate to any person (other than to a wholly owned Subsidiary); provided, however, that no wholly owned Subsidiary shall be prohibited hereunder from transferring any of its properties or assets to the Company or any other wholly owned Subsidiary;

(v) incur, assume, guarantee, prepay, or become obligated with respect to any indebtedness for borrowed money or offer, place or arrange any issue of debt securities, other than any of the foregoing that is both in the ordinary course of business consistent with past practice and would not reasonably be expected to delay, adversely affect or impede the Merger in any material respect; provided, however, that no wholly owned Subsidiary shall be prohibited hereunder from repaying any indebtedness for borrowed money owing by it to the Company or any other wholly owned Subsidiary or making any loans or advances to the Company or any other wholly owned Subsidiary;

(vi) except as is both in the ordinary course of business consistent with past practice and as would not reasonably be expected to delay, adversely affect or impede the Merger in any material respect, make any investment in excess of $500,000 in the aggregate, whether by purchase of stock or securities of, contributions to capital to, property transfers to, or purchase of any property or assets of any other person other than a wholly owned Subsidiary of the Company or any wholly owned Subsidiary thereof or as permitted under Section 5.1(b)(v) above;

(vii) make any acquisition of another Person or business, whether by purchase of stock or securities, contributions to capital or property transfers;

(viii) except in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate (A) any Company Material Contract or Contract that if entered into prior to the date hereof would be a Company Material Contract, or (B) any Contracts not in the ordinary course, involving the commitment or transfer of value in excess of $500,000 in the aggregate in any year or $1 million over the term of the Contract;

(ix) except to the extent required by Law or any Company Benefit Plan in effect as of the date hereof, (A) increase in any manner the compensation or benefits of any directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries, except immaterial increases payable to employees, consultants, independent contractors or other service providers (in each case that are not Affiliates of any directors or officers of the Company or its Subsidiaries) in the ordinary course of business consistent with past practice (including, for this purpose, the normal employee salary, bonus and equity compensation review process conducted each year), (B) pay any pension, severance or retirement benefits to any directors, officers, employees, consultants, independent contractors or other service providers, (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any incentive compensation or establish or cause the funding of any rabbi trust or similar arrangement, (D) establish, adopt, amend or terminate any Company Benefit Plan or (E) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

(x) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 in the aggregate;

(xi) amend or waive any provision of its certificate of incorporation or its bylaws or other equivalent organizational documents;

(xii) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in any respect in the case of representations and warranties qualified by Company Material Adverse Effect) at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xiii) enter into any “non-compete” or similar agreement that would restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates or take any action that may impose any new or additional regulatory requirement on any Affiliate of Parent;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xv) implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as consistent with or as may be required by GAAP, Law or regulatory guidelines;

(xvi) (A) make, change or revoke any material Tax election, (B) change any material method of reporting for Tax purposes, (C) settle or compromise any material Tax claim, audit or dispute or (D) make or surrender any claim for a material refund of Taxes;

(xvii) enter into any new, or materially amend or otherwise materially alter any current, agreement or obligations with any Affiliate of the Company; or

(xviii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2 Investigation. From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including, to the extent possible, furnishing to Parent the Company’s financial results in advance of any filing by the Company with the SEC containing such financial results) and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company in Article III.

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(c) through Section 5.3(f), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any person relating to an actual or proposed Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (except that the Company may allow the counterparty thereto to make an Alternative Proposal and otherwise amend, waive, fail to enforce (or grant a consent under) the provisions thereof in connection with negotiations and discussions permitted by this Section 5.3), or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or Section 5.3(b), if following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited written Alternative Proposal, (ii) the Company has not breached Section 5.3, (iii) the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement with a standstill provision and (B) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, that the Company shall simultaneously provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives that was not previously provided or made available to Parent.

(d) Subject to this Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub or fail to publicly reaffirm as promptly as practicable (but in any event within five (5) business days after receipt of any reasonable written request to do so from Parent), the Recommendation (a “Recommendation Change”), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, with respect to (aa) an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Board of Directors of the Company or any committee thereof as of the date of this Agreement and becomes known to the Board of Directors of the Company or any committee thereof (an “Intervening Event”) or (bb) an Alternative Proposal, the Board of Directors of the Company (acting through the Special Committee, if then in existence) may at any time prior to receipt of the Company Stockholder Approval, make a Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(ii) if (and only if): (A) in the case of (bb) above, (x) an Alternative Proposal (that did not result from a breach of Section 5.3) is made to the Company by a third party, and such Alternative Proposal is not withdrawn; (y) the Company’s Board of Directors (acting through the Special Committee, if then in existence) determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal; and (z) the Company’s Board of Directors (acting through the Special Committee, if then in existence) determines to terminate this Agreement pursuant to Section 7.1(c)(ii), (B) in the case of (aa) above, following consultation with outside legal counsel, the Company’s Board of Directors (acting through the Special Committee, if then in existence) determines that the failure to make a Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors (acting through the Special Committee, if then in existence) under applicable Laws; and (C) in the case of (aa) and (bb) above, (x) the Company provides Parent three (3) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal (if applicable) that is specified in Section 5.3(e) or a description of such Intervening Event (if applicable) and shall otherwise specify the basis for the Recommendation Change or proposed termination, (y) after providing such notice and prior to making such Recommendation Change in connection with an Intervening Event or a Superior Proposal or taking any action pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such three (3) Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company and the Special Committee not to effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or to take such action pursuant to Section 7.1(c)(ii) in response to a Superior Proposal, and (z) the Board of Directors of the Company and the Special Committee shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Proposal would continue to constitute a Superior Proposal, in each case if such changes offered in writing by Parent were to be given effect; provided, that, for the avoidance of doubt, neither the Board of Directors of the Company nor any committee thereof shall effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or take any action pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal prior to the time that is three (3) Business Days after it has provided the written notice required by clause (C)(x) above; provided, further, that in the event that the Alternative Proposal is thereafter modified by the party making such Alternative Proposal, the Company shall provide written notice of such modified Alternative Proposal and shall again comply with this Section 5.3(d).

(e) The Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of (i) any Alternative Proposal or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal and (ii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal including, in each case, the identity of the person making any such Alternative Proposal or inquiry and the material terms of any such Alternative Proposal or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent informed of the status (including any material change to the terms thereof) of any such Alternative Proposal or inquiry.

(f) Nothing contained in this Agreement shall prohibit the Board of Directors (acting through the Special Committee, if then in existence) from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines, in good faith, that such disclosure is necessary to comply with obligations under the federal securities laws; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Recommendation Change in a manner adverse to Parent unless the Company’s Board of Directors (acting through the Special Committee, if then in existence) (x) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement and (y) rejects such tender offer.

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries (i) for a merger, reorganization, consolidation, recapitalization or other business combination, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(h) As used in this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited, written Alternative Proposal (except that references to “20%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of this Section 5.3 that the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith, after consultation with outside legal counsel and financial advisors, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), (ii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed, and (iii) if consummated, would result in a transaction more favorable to the holders of Company Common Stock in their sole capacity as such (other than Parent and Merger Sub) from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.3(d) and the time likely to be required to consummate such Alternative Proposal).

Section 5.4 Filings; Other Actions.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and the Company and Parent shall prepare and file with the SEC the Schedule 13E-3. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. Each of Parent and the Company will use its commercially reasonable efforts to cause the Proxy Statement and Schedule 13E-3 to be filed with the SEC as promptly as reasonably practicable after the date of this Agreement. The Company will use its commercially reasonable efforts to have the Proxy Statement, and Parent and the Company will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b) The Company shall as promptly as practicable, but in no event more than five (5) Business Days after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor, (i) take all action necessary in accordance with the DGCL (including, not less than twenty (20) days prior to the Company Meeting, notifying each stockholder of record entitled to notice of such meeting that appraisal rights are available under Section 262 of the DGCL) and its certificate of incorporation and bylaws to mail the Proxy Statement and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”) and (ii) subject to the Board of Directors of the Company’s (acting through the Special Committee, if then in existence) withdrawal or modification of its Recommendation in accordance with Section 5.3(d), use commercially reasonable efforts to solicit from its stockholders proxies in favor of this Agreement sufficient to constitute the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, the Company will take all of the actions contemplated by this Section 5.4 regardless of whether the Board of Directors (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.

(c) Subject to Section 5.3, the Recommendation shall be included in the Proxy Statement and the Schedule 13E-3.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall assume all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing herein shall be construed to amend or terminate such Company Benefit Plans or limit the right of the Company or the Surviving Corporation to amend or terminate such Company Benefit Plans in accordance with their terms.

(b) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue (or resume) the employment of any specific person, and nothing contained herein shall be construed as prohibiting Parent or the Surviving Corporation from terminating the employment of any Employee at any time.

(c) Without limiting the generality of Section 8.10, no provision of this Section 5.5 shall be construed to create any third party beneficiary rights in any employee, officer, current or former director or consultant of the Company or its Subsidiaries, or any beneficiary of such employee, officer, director or consultant under a Company Benefit Plan or otherwise.

Section 5.6 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and seeking all such consents, permits, authorizations or approvals, (ii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement including, to the extent permitted by Law, promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Entity and (iv) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.

(c) Subject to the rights of Parent in Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.8 Public Announcements. Neither the Company nor Parent will issue any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein without the prior consent of the other party except as may be required by applicable Law, by obligations pursuant to any listing agreement with any national securities exchange or as permitted under Section 5.3. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such persons serving or having served as an officer, director or other fiduciary of the Company or any of its Subsidiaries or another entity if such service to the other entity was at the request or for the benefit of the Company. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that Parent or the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 200% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 200% of such last annual premium.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.11 Resignation of Directors of the Company. Prior to the Effective Time, to the extent requested by Parent, the Company shall use reasonable efforts to cause each member of the Board of Directors of the Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a member of the Board of Directors of the Company effective immediately prior to the Effective Time.

Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (B) that is not so qualified to be untrue in any material respect, or would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Ownership; No Acquisition of Capital Stock. As of the date of this Agreement, Parent and its Subsidiaries, including Merger Sub, and Parent’s Affiliates and associates are collectively the beneficial owners of 1,001,575 shares of Company Common Stock. Except as otherwise expressly permitted in this Agreement, Parent and its Subsidiaries, including Merger Sub, and Parent’s Affiliates and associates from and after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement shall not acquire, directly or indirectly (beneficially or otherwise), any shares of Company Common Stock.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties (other than Section 6.1(a) hereof, which may not be waived)) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) (Corporate Authority) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in clause (i) above) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.2 (Capital Stock), Section 3.3 (Corporate Authority; No Violation), Section 3.17 (Opinion of Financial Advisor), Section 3.18 (Required Vote of the Company Stockholders), Section 3.20 (Finders and Brokers) and Section 3.21 (State Takeover Statutes) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (ii) the representations and warranties of the Company set forth in this Agreement (other than in clause (i) above) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by a senior executive officer of the Company (other than any Affiliate of Parent), certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Since the date of this Agreement there shall not have been any Company Material Adverse Effect.

(e) Since the date of this Agreement, (i) the Company and each of its Subsidiaries shall not have violated any applicable Environmental Laws, and (ii) to the Company’s Knowledge, there shall not have been any release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that, in the case of either clause (i) or clause (ii) could reasonably be expected to give rise to any remedial obligation, corrective action requirement, penalty, fine, judgment, or other liability of any kind that would result in a Company Material Adverse Effect, or subject the Company or any of its Subsidiaries to any obligation in excess of $200,000.

(f) Since the date of this Agreement, there shall not have been any recommendation, report, judgment or order, issued by any court of competent jurisdiction, subjecting or proposing to subject the Company or any of its Subsidiaries to any obligation exceeding by more than $200,000 the amount of the litigation reserve reflected in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 contained in the Company SEC Documents.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before the one year anniversary of the date of this Agreement (the “End Date”), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to remove such injunction, other legal restraint or order in accordance with Section 5.6; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(c) by the Company:

(i) if there shall have been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the End Date; provided, that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company has complied in all material respects with its obligations under Section 5.3(d).

(d) by Parent:

(i) if there shall have been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (B) which is not cured within the earlier of (I) the End Date; and (II) thirty (30) days following written notice to the Company; provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company or the Special Committee withdraws or modifies, in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to use commercially reasonable efforts to obtain the Company Stockholder Approval in accordance with Section 5.4(b) or approves or recommends, or publicly proposes to approve or recommend, any Alternative Proposal; or

(iii) prior to obtaining the Company Stockholder Approval, if the Company or any of its Subsidiaries or Representatives materially breaches its obligations under Section 5.3 or Section 5.4 or the Company gives Parent notification that it intends to take an action contemplated by Section 5.3(d).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Article VII, this Agreement shall terminate, and there shall be no other liability on the part of the Company or Parent and Merger Sub or their directors, officers, or stockholders, except for the provisions of Article VIII; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses. If the Merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation and/or, to the extent applicable, reimbursed to Parent by the Surviving Corporation.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.4(b), (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.5 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 8.5(c), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that, subject to Section 8.5(c), (x) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5(b), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Under no circumstances shall either party be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be in writing, and sent by electronic mail with confirmation sent by overnight delivery service (provided that any notice received by electronic mail or otherwise at the addressee’s location after 5:00 p.m. on any Business Day (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Hallwood Financial Limited

Suite 1500

3710 Rawlins

Dallas, Texas 75219

Attention: Anthony J. Gumbiner

Email: hallwood@monaco.com

with a copy to:

Hunton & Williams LLP

1445 Ross Ave., Suite 3700

Dallas, Texas 75202

Attention: W. Alan Kailer

Email: akailer@hunton.com

To the Company:

The Hallwood Group Incorporated

Suite 1500

3710 Rawlins

Dallas, Texas 75219

Telecopy: (214) 393-0233

Attention: William L. Guzzetti

Email: bguzzetti@hallwood.com

with a copy to:

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, Texas 75201

Attention: Soren Lindstrom

Email: soren.lindstrom@klgates.com

and

Wick Phillips Gould & Martin, LLP

2100 Ross Avenue, Suite 950

Dallas, Texas 75201

Attention: Bradley K. Mahanay

Email: brad.mahanay@wickphillips.com

or to such other address as any party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall cooperate with Parent with respect to, and use commercially reasonable efforts to facilitate, possible alternative or supplemental structures for the acquisition of the Company and the Company’s Subsidiaries, provided, that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder, except as set forth in Section 5.9.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement (other than Section 6.1(a) hereof and its relevant definitions) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall, by applicable Law or in accordance with the rules and regulations of the NYSE MKT exchange, require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Action” has the meaning set forth in Section 5.9(b).

(b) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the Preamble.

(d) “Alternative Proposal” has the meaning set forth in Section 5.3(g).

(e) “Book-Entry Shares” has the meaning set forth in Section 2.1(a).

(f) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Dallas, Texas or New York, New York are authorized by law or executive order to be closed.

(g) “Certificate” has the meaning set forth in Section 2.1.

(h) “Certificate of Merger” has the meaning set forth in Section 1.3.

(i) “Closing” has the meaning set forth in Section 1.2.

(j) “Closing Date” has the meaning set forth in Section 1.2.

(k) “Code” has the meaning set forth in Section 2.2(b)(iii).

(l) “Company” has the meaning set forth in the Preamble.

(m) “Company Approvals” has the meaning set forth in Section 3.3(b).

(n) “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries could have any liability contingent or otherwise, and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of the Company or any of its Subsidiaries.

(o) “Company Common Stock” has the meaning set forth in Section 2.1(a).

(p) “Company Disclosure Schedule” has the meaning set forth in Article III.

(q) “Company IP” has the meaning set forth in Section 3.15(a).

(r) “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that (A) has had or is reasonably likely to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events, changes, effects or occurrences to the extent (i) generally affecting the industries in which the Company and its Subsidiaries operate, (ii) generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (iii) generally affecting regulatory and political conditions or developments, except, in the case of each of (i), (ii) and (iii), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (iv) resulting from the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, the loss of any employees, customers, suppliers or any other third party with whom the Company has a material relationship, (v) resulting from any action taken at the written request of Parent, (vi) resulting from any change in the market price or trading volume of securities of the Company in and of itself; provided, that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume shall not be disregarded from the determination of Company Material Adverse Effect, (vii) resulting from the notice of delisting from the NYSE MKT LLC received by the Company with respect to the Company Common Stock or resulting from any such delisting, or (viii) resulting from acts of war (whether or not declared), sabotage or terrorism (or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism), pandemics, earthquakes, hurricanes, tornados or other natural disasters, (B) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company or Parent to perform its obligations under this Agreement or to consummate the transactions contemplated herein, or (C) that constitutes an “Event of Default” under that certain Loan Agreement among Branch Banking and Trust Company, Brookwood Companies Incorporated, the Company and certain other subsidiaries of the Company dated as of March 30, 2012.

(s) “Company Material Contracts” has the meaning set forth in Section 3.19(a).

(t) “Company Meeting” has the meaning set forth in Section 5.4(b).

(u) “Company Permits” has the meaning set forth in Section 3.6(b).

(v) “Company Preferred Stock” has the meaning set forth in Section 3.2(a).

(w) “Company SEC Documents” has the meaning set forth in Section 3.4(a).

(x) “Company Stockholder Approval” has the meaning set forth in Section 3.18.

(y) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(z) “DGCL” has the meaning set forth in Section 1.1.

(aa) “Dissenting Shares” has the meaning set forth in Section 2.1(e).

(bb) “Dissenting Stockholder” has the meaning set forth in Section 2.1(e).

(cc) “Effective Time” has the meaning set forth in Section 1.3.

(dd) “Employees” has the meaning set forth in Section 3.13.

(ee) “End Date” has the meaning set forth in Section 7.1(b)(i).

(ff) “Environmental Law” has the meaning set forth in Section 3.7(b).

(gg) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(hh) “Exchange Act” has the meaning set forth in Section 3.3(b).

(ii) “Exchange Fund” has the meaning set forth in Section 2.2(a).

(jj) “Excluded Shares” shall mean Shares held by Parent, Merger Sub, the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury.

(kk) “Financial Advisor” has the meaning set forth in Section 3.17.

(ll) “GAAP” has the meaning set forth in Section 3.4(b).

(mm) “Governmental Entity” has the meaning set forth in Section 3.3(b).

(nn) “Gumbiner” has the meaning set forth in the Recitals.

(oo) “Hazardous Substance” has the meaning set forth in Section 3.7(c).

(pp) “Indemnified Party” has the meaning set forth in Section 5.9(b).

(qq) “Intellectual Property” has the meaning set forth in Section 3.15(c).

(rr) “Intervening Event” has the meaning set forth in Section 5.3(d).

(ss) “IRS” means the United States Internal Revenue Service.

(tt) “Knowledge” means the knowledge of William L. Guzzetti or Richard Kelley.

(uu) “Law” has the meaning set forth in Section 3.6(a).

(vv) “Laws” has the meaning set forth in Section 3.6(a).

(ww) “Lien” has the meaning set forth in Section 3.3(c).

(xx) “Majority of the Minority Approval” means approval by the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, excluding all shares of Company Common Stock owned by Parent, Merger Sub, Gumbiner or any of their respective Affiliates (other than the Company and its Subsidiaries), or by any director, officer or other employee of the Company or any of its Subsidiaries.

(yy) “Merger” has the meaning set forth in the Recitals.

(zz) “Merger Consideration” has the meaning set forth in Section 2.1(a).

(aaa) “Merger Sub” has the meaning set forth in the Preamble.

(bbb) “Parent” has the meaning set forth in the Preamble.

(ccc) “Parent Approvals” has the meaning set forth in Section 4.2(a).

(ddd) “Parent Disclosure Schedule” has the meaning set forth in Article IV.

(eee) “Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

(fff) “Paying Agent” has the meaning set forth in Section 2.2(a).

(ggg) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

(hhh) “Proxy Statement” has the meaning set forth in Section 3.11.

(iii) “Recommendation” has the meaning set forth in Section 3.3(a).

(jjj) “Recommendation Change” has the meaning set forth in Section 5.3(d).

(kkk) “Regulatory Law” has the meaning set forth in Section 5.6(d).

(lll) “Representatives” has the meaning set forth in Section 5.3(a).

(mmm) “Required Stockholder Approval” has the meaning set forth in Section 3.18.

(nnn) “Schedule 13E-3” has the meaning set forth in Section 3.11.

(ooo) “SEC” has the meaning set forth in Section 3.4(a).

(ppp) “Securities Act” has the meaning set forth in Section 3.4(a).

(qqq) “Share” has the meaning set forth in Section 2.1(a).

(rrr) “Software” has the meaning set forth in Section 3.15(c).

(sss) “Special Committee” has the meaning set forth in the Recitals.

(ttt) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

(uuu) “Superior Proposal” has the meaning set forth in Section 5.3(h).

(vvv) “Surviving Corporation” has the meaning set forth in Section 1.1.

(www) “Tax Return” has the meaning set forth in Section 3.12(b).

(xxx) “Taxes” has the meaning set forth in Section 3.12(b).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Hallwood Financial LIMITED

By:
Name:
Title:

HFL Merger Corporation

By:
Name:
Title:

THE HALLWOOD GROUP INCORPORATED.

By:
Name:
Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

Certificate of Incorporation of Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

HFL MERGER CORPORATION

Pursuant to the provisions of Section 102 of the General Corporation Law of the State of Delaware

I, the undersigned, for the purpose of incorporating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) do HEREBY CERTIFY as follows:

ARTICLE I

The name of the corporation is HFL Merger Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

SECTION 1. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

SECTION 2. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IV

The Corporation is to have perpetual existence.

ARTICLE V

SECTION 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,000 shares, consisting of 1,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

SECTION 2. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of any of the following:

(a) the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

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(b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full, special or limited, and whether the shares of such class or series shall be entitled to vote as a separate class either alone or together with the shares of one or more other classes or series of stock;

(c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(d) whether the shares of such class or series shall be subject to redemption by the Corporation at its option or at the option of the holders of such shares or upon the happening of a specified event, and, if so, the times, prices and other terms, conditions and manner of such redemption;

(e) the preferences, if any, and the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such class or series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or any other series of the same class or any other class or classes of securities or property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the same class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated

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for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

SECTION 3. Each share of Common Stock of the Corporation shall have identical privileges in every respect. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock or any class or series of Preferred Stock, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock or any class or series of Preferred Stock have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

ARTICLE VI

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed by or pursuant to the provisions of Article V hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by this Certificate of Incorporation or pursuant to the Bylaws of the Corporation. The number of directors of the Corporation shall not be less than one (1) nor more than nine (9). The initial Board of Directors shall consist of three (3) members. All directors of the Corporation shall hold office until their earlier resignation or removal or until their successors are duly elected and qualified.

SECTION 2. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

ARTICLE VIII

SECTION 1. The Corporation shall indemnify to the fullest extent permitted by the laws of Delaware as from time to time in effect the persons who serve as officers and directors of the Corporation from time to time. The foregoing shall not be construed to limit the powers of the Board of Directors to provide any other rights of indemnity which it may deem appropriate.

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SECTION 2. No director shall be personally liable to the Corporation or any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have breached his or her duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SECTION 3. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

SECTION 4. To the extent that any director, officer or employee of the Corporation is, by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

SECTION 5. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

SECTION 6. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

SECTION 7. Each and every paragraph, sentence, term and provision of this Article VIII is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article VIII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article VIII and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

SECTION 8. Each of the rights conferred on directors and officers of the Corporation by Sections 1, 2 and 4 of this Article VIII and on employees or agents of the Corporation by Sections 3 and 4 of this Article VIII shall be a contract right and any repeal or amendment of the provisions of this Article VIII shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

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SECTION 9. The rights conferred in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 10. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE IX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

The stockholders of the Corporation shall not be personally liable for the debts, liabilities or obligations of the Corporation.

ARTICLE XI

The Corporation reserves the right at any time, and from time to time, to amend, add, alter, change, repeal or adopt any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of any nature conferred upon the stockholders and directors of the Corporation or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

The name and mailing address of the incorporator of the Corporation is M. Elaine Meyers, CLAS, Hunton & Williams LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202.

THE UNDERSIGNED being the incorporator hereinafter named, for the purpose forming a corporation under the laws of the State of Delaware, does make this Certificate of Incorporation, hereby acknowledging and declaring and certifying that the foregoing Certificate of Incorporation is her act and deed and the facts herein stated are true and accordingly has hereunto set her hand this             day of             , 2013.

M. Elaine Meyers

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